Exhibit 23.1


             Consent of KPMG Peat Marwick LLP, Independent Auditors



The Board of Directors
LightPath Technologies, Inc.


We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated August 1, 1997, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is dependent on external sources of capital, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                           KPMG Peat Marwick LLP


Albuquerque, New Mexico
October 7, 1997
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